EXHIBIT 99

Camco Financial Announces Third Quarter 2013 Earnings

CAMBRIDGE, Ohio, Oct. 29, 2013 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced financial results for the three months ended September 30, 2013.

Net earnings increased to $0.7 million for the third quarter 2013 from $0.5 million for the same period in 2012. For the three months ended September 30, 2013, earnings per fully diluted share were $0.05 versus $0.07 a year ago. The third quarter 2013 results included recognition of mortgage servicing rights ($0.4 million) and release of a portion ($0.6 million) of the allowance for loan losses. There were 15,027,666 diluted weighted shares outstanding for the third quarter 2013 compared with 7,473,123 diluted weighted shares outstanding for the same period in 2012. The year-over-year increase in the number of diluted shares outstanding is principally due to common shares issued in the Company's stock offering completed in the fourth quarter 2012.

James E. Huston, President and CEO, stated, "As a result of the solid year-over-year third quarter performance, we were able to further strengthen our balance sheet and continue to improve credit quality. Stockholders' equity to total assets increased to 8.85% of total assets at September, 30, 2013, from 6.29% on the same date last year. Classified loans and non-performing loans at quarter-end were 31% and 35%, respectively, below levels at the same date in 2012. We are continuing to implement multiple initiatives related to growth opportunities and are also focused on adapting to the continuing sluggish economy while maintaining strong liquidity. The sequential quarter improvement in the third quarter 2013 net interest margin to 3.27% is a positive sign of these efforts."

Mr. Huston continued, "On October 10, 2013, we announced a definitive agreement with Huntington Bancshares Incorporated under which they will acquire Camco Financial Corporation in a cash and stock transaction. Under the terms of the agreement, which was unanimously approved by the boards of both companies, shareholders of Camco Financial may elect to receive 0.7264 shares of Huntington common stock, or $6.00 in cash, for each share of Camco Financial common stock, subject to proration provisions specified in the merger agreement that provide for a targeted aggregate split of total consideration of 80% common stock and 20% cash. Previously issued warrants and options may be exercised according to their original terms up until closing and will convert to rights to acquire shares of Huntington common stock after the consummation of the merger. We are excited to be joining a financial institution that, like Camco Financial, has a longstanding commitment to customer service, innovative products and investing in the communities it serves. This transaction is expected to close in the first half of 2014, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the Camco Financial stockholders."

Review of Financial Performance

Overview:

The following items summarize key aspects of the Company's performance during the quarter ended September 30, 2013 compared to the same period in 2012:

  Total deposit balances decreased $21.3 million, or 3%, to $609.0 million driven by the anticipated reduction of higher-cost, single-product certificates of deposit.
  Net interest income declined $0.3 million to $5.7 million. This decrease was attributable to a reduction in loan balances, especially related to early loan payoffs in the fourth quarter of 2012, coupled with lower loan yields. The anticipated reduction in certificates of deposit balances during this same period reduced the cost of funds and partially offset the impact of the lower earning asset yield.
  Noninterest income increased to $1.9 million driven by a higher value for mortgage servicing rights as a result of mortgage originations and lower prepayments of mortgages, partially offset by lower spreads on gain on sale of residential mortgage loans.
  Noninterest expense was $7.3 million for the third quarter of 2013. The increase from the same period in 2012 was principally due to growth initiatives, which was partially offset by lower REO and classified assets expenses attributable to credit quality improvements.
  Classified assets (which include substandard, doubtful, loss, and real estate owned) were $27.1 million at September 30, 2013, representing a decrease of 38% compared to the same date in 2012.

Net Interest Margin:

Net interest margin was 3.27% for the third quarter of 2013 compared to 3.49% for the same period last year due to the lower yield on earning assets. Net interest margin is expected to be under pressure during the remainder of 2013 due to low interest rates and slow economic growth. The Company continues to pursue favorable risk-adjusted pricing opportunities, further improvement in credit quality, and other balance sheet changes to enhance net interest margin in future periods.

Net Interest Income:

Net interest income before the provision for loan losses was $5.7 million for the third quarter of 2013 compared to $6.0 million for the same period a year ago. The decline was attributable to a reduction in the yield on the earning assets, partially offset by a decrease in the cost of funds.

The yield on earning assets declined to 4.06% in the third quarter of 2013 from 4.52% a year ago. This decrease was due to lower loan balances in the higher earning asset mix, which resulted from early loan payoffs in late-2012 as well as lower loan yields attributable to the current interest rate environment. The planned runoff of higher-yielding certificates of deposit, along with the restructuring of $25 million of FHLB advances, contributed to a reduction in the cost of funds and helped to mitigate the impact of the yield on earning assets. Cost of funds for the quarter ended September 30, 2013, declined to 0.91% from 1.12% for the third quarter of 2012.

Provision Expense, Credit Quality, and Allowance for Loan Losses:

The allowance for loan and lease losses was $9.7 million at September 30, 2013, compared to $14.5 million on the same date a year ago. This decrease was due to further improvement in asset quality and, therefore, a ($0.6) million provision for loan losses was recorded for the third quarter of 2013 compared to $0.5 million for the same period in 2012. The Company maintains a strong allowance for loan and lease losses and remains committed to further improvement in asset quality.

  Total delinquent loans were $12.7 million at September 30, 2013, a 24% decrease since the same date last year.
  Classified loans (which include substandard, doubtful, and loss) were $22.5 million at September 30, 2013, or 31% below the same date in 2012.
  Non-performing loans were $14.9 million at September 30, 2013 or 35% below the September 30, 2012 amount.
  Non-performing loans as a percentage of total loans (including loans held for sale) were 2.53% at September 30, 2013, compared to 3.80% on the same date of the prior year.
  The allowance for loan and lease losses, expressed as a percentage of non-performing loans, was 65.1% at September 30, 2013 compared to 63.7% on the same date a year ago.

Noninterest Income:

Noninterest income increased 2% to $1.9 million for the third quarter of 2013. This was primarily attributable to higher value of mortgage servicing rights versus the same period last year as a result of mortgage originations and lower prepayment of mortgages, partially offset by lower spreads on gain on sale of residential mortgage loans.

Noninterest Expense:

Noninterest expense was $7.3 million for the third quarter of 2013 compared to $6.9 million for the same quarter a year ago. The increase was principally due to growth initiatives, which was partially offset by lower REO and classified assets expenses attributable to credit quality improvements.

Balance Sheet:

Total assets were $760.6 million at September 30, 2013, compared to $754.2 million on the same date last year. This increase was principally due to the increase in stockholder equity, which more than offset the anticipated runoff of higher cost, single product certificates of deposit, being used to fund additional earning assets. The increased stockholder equity resulted from the $10 million stock offering, the recognition of the deferred tax asset, and normal earnings. We continue to focus on profitable lending opportunities and investments as a means of employing our cash efficiently.

Asset Quality:

Loan quality continued to improve during the third quarter of 2013 resulting in steady progress concerning classified loans and non-performing loans over the past twelve months.

The following table provides a comparison of changes in key factors for the third quarter of 2013, year-end 2012 and the third quarter of 2012:

(Dollars in thousands)	9/30/2013	12/31/2012	9/30/2012
Classified Loans*	$22,492	$29,184	$32,649
Non-Performing Loans	$14,860	$19,594	$22,787
Loan Loss Reserve	$9,671	$12,147	$14,508
Loan Loss Reserve/Total Loans	1.64%	2.12%	2.42%

*Includes substandard, doubtful and loss (including homogenous loans)

Deposits and Borrowings:

Total deposits at the end of the third quarter of 2013 were $21.3 million below September 30, 2012. The decrease is mostly due to a planned reduction in certain categories of certificates of deposit, which declined $19.1 million since September 30, 2012. The Company is focused on continuing to reduce the level of non-core deposits, particularly higher-yielding, single-product certificates of deposit related to rate sensitive depositors.

FHLB advances and other borrowings were $71.4 million at September 30, 2013, an increase of 11%, compared to the same date last year. This increase was due to an increase in customer repurchase agreements and an increase in borrowing on the FHLB cash advance line to fund earning assets on a short-term basis.

Equity:

Stockholders' equity was $67.3 million at September 30, 2013, compared to $47.4 million at September 30, 2012. Key factors that contributed to this 42% increase included completion of the Company's $10.0 million stock offering in November 2012, recognition of a $5.9 million deferred tax asset in the second quarter of 2013, net earnings during the past twelve months, and proceeds from the exercise of warrants related to the rights offering. Stockholders' equity at September 30, 2013 was 8.85% of total assets compared to 6.29% on the same date last year.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

Forward Looking Statements

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Information for Investors and Shareholders

In connection with the proposed merger transaction, Huntington will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of the Company, and a Prospectus of Huntington, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Huntington and Camco Financial, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Huntington at www.Huntington.com under the tab "Investor Relations" and then under the heading "Publications and Filings", from Huntington Investor Relations at 800-576-5007, and from the Company by accessing Camco Financial's website at https://www.advantagebankonline.com under the tab "Investor Relations" and then under the heading "SEC Filings", or from Camco Financial Investor Relations at 740-435-2020.

Huntington and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Camco Financial in connection with the proposed merger. Information about the directors and executive officers of Huntington is set forth in the proxy statement for Huntington's 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 7, 2013. Information about the directors and executive officers of Camco Financial is set forth in the proxy statement for the Company's 2013 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 19, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Assets
Cash and Cash Equivalents	$ 17,185	$ 27,125	$ 118,212	$ 58,379	$ 26,920
Investments	101,936	103,529	39,432	86,201	80,648

Loans Held for Sale	1,831	2,697	3,824	6,544	6,341

Loans Receivable	586,674	571,470	555,180	566,722	594,030
Allowance for Loan Loss	(9,671)	(10,556)	(11,532)	(12,147)	(14,508)
Loans Receivable, Net	577,003	560,914	543,648	554,575	579,522

Other Assets	62,644	62,514	58,246	58,560	60,811

Total Assets	$ 760,599	$ 756,779	$ 763,362	$ 764,259	$ 754,242

Liabilities
Deposits	$ 609,012	$ 614,623	$ 626,741	$ 627,224	$ 630,304
Borrowed Funds	71,408	65,788	63,981	64,219	64,466
Other Liabilities	12,899	10,432	11,929	13,089	12,050

Total Liabilities	$ 693,319	$ 690,843	$ 702,651	$ 704,532	$ 706,820

Stockholders' Equity	$ 67,280	$ 65,936	$ 60,711	$ 59,727	$ 47,422

Total Liabilities and Stockholders' Equity	$ 760,599	$ 756,779	$ 763,362	$ 764,259	$ 754,242

Stockholders' Equity to Total Assets	8.85%	8.71%	7.95%	7.82%	6.29%

Total Shares Outstanding	13,603,438	13,549,082	13,529,287	13,233,036	7,465,563

Book Value Per Share	$ 4.95	$ 4.87	$ 4.49	$ 4.51	$ 6.35

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	9 Months	9 Months
	Ended	Ended
	9/30/13	9/30/12
	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 19,905	$ 23,434
Mortgage-backed securities	27	48
Investment securities	456	302
Interest-bearing deposits and other	379	330
Total Interest Income	$ 20,767	$ 24,114

Interest Expense:
Deposits	$ 3,012	$ 4,191
Borrowings	1,241	1,836
Total Interest Expense	4,253	6,027
Net Interest Income	$ 16,514	$ 18,087

Provision for Losses on Loans	$ (509)	$ 1,599
Net Interest Income After Provision for Loan Losses	$ 17,023	$ 16,488

Noninterest Income:
Late charges, rent and other	$ 692	$ 872
Loan servicing fees	836	849
Service charges and other fees on deposits	1,480	1,513
Gain on sale of loans	1,486	1,714
Mortgage servicing rights	861	(78)
Gain (loss) on sale of investment, mbs & fixed assets	54	(2)
Income on cash surrender value life insurance	633	642
Total noninterest income	$ 6,042	$ 5,510

Noninterest expense:
Employee compensation and benefits	$ 10,804	$ 9,392
Occupancy and equipment	2,182	2,192
FDIC premium and other insurances	1,310	1,380
Data processing	821	821
Advertising	405	296
Franchise taxes	675	583
Other operating	5,191	6,033
Total noninterest expense	$ 21,388	$ 20,697

Earnings (loss) before provision for income taxes	1,677	1,301

Provision for income taxes	$ (5,703)	$ (78)
Net Earnings (Loss)	$ 7,380	$ 1,379

Earnings (Loss) Per Share:
Basic	$ 0.55	$ 0.19
Diluted	$ 0.50	$ 0.19

Basic Weighted Number of
Shares Outstanding	13,506,120	7,385,423
Diluted Weighted Number of
Shares Outstanding	14,718,138	7,387,589

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 6,724	$ 6,591	$ 6,590	$ 7,240	$ 7,522
Mortgage-backed securities	7	7	13	15	15
Investment securities	187	163	106	119	116
Interest-bearing deposits and other	108	122	149	135	112
Total Interest Income	$ 7,026	$ 6,883	$ 6,858	$ 7,509	$ 7,765

Interest Expense:
Deposits	$ 979	$ 1,000	$ 1,033	$ 1,128	$ 1,235
Borrowings	386	429	426	577	545
Total Interest Expense	1,365	1,429	1,459	1,705	1,780
Net Interest Income	$ 5,661	$ 5,454	$ 5,399	$ 5,804	$ 5,985

Provision for Losses on Loans	(609)	--	100	(1,455)	457
Net Interest Income After Provision for Loan Losses	$ 6,270	$ 5,454	$ 5,299	$ 7,259	$ 5,528

Noninterest Income:
Rent and other	$ 223	$ 168	$ 301	$ 484	$ 321
Loan servicing fees	287	273	276	284	283
Service charges and other fees on deposits	501	517	462	528	515
Gain on sale of loans	251	546	689	770	633
Mortgage servicing rights	405	351	105	60	(117)
Gain (loss) on sale of investment, mbs & fixed assets	--	(7)	61	126	--
Income on CSVL (BOLI)	214	211	208	237	216
Total noninterest income	$ 1,881	$ 2,059	$ 2,102	$ 2,489	$ 1,851

Noninterest expense:
Employee compensation and benefits	$ 3,777	$ 3,518	$ 3,509	$ 3,208	$ 2,996
Occupancy and equipment	718	719	745	772	725
FDIC premium and other insurances	428	441	441	436	457
Data processing	261	277	283	326	250
Advertising	133	128	144	77	101
Franchise taxes	218	227	230	182	199
Other operating	1,718	1,978	1,495	1,943	2,220
Total noninterest expense	$ 7,253	$ 7,288	$ 6,847	$ 6,944	$ 6,948

Earnings (loss) before provision for income taxes	$ 898	$ 225	$ 554	$ 2,804	$ 431

Provision for income taxes	$ 171	$ (5,929)	$ 55	$ 20	$ (53)
Net Earnings (loss)	$ 727	$ 6,154	$ 499	$ 2,784	$ 484

Earnings (Loss) Per Share:
Basic	$ 0.05	$ 0.45	$ 0.04	$ 0.26	$ 0.07
Diluted	$ 0.05	$ 0.42	$ 0.03	$ 0.26	$ 0.07

Basic Weighted Number of
Shares Outstanding	13,583,511	13,545,861	13,386,828	10,806,051	7,467,255
Diluted Weighted Number of
Shares Outstanding	15,027,666	14,718,045	14,392,077	10,806,269	7,473,123

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/13	9/30/12	9/30/13	9/30/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	4.38%	4.12%	14.81%	3.96%

Return on average assets	0.38%	0.25%	1.30%	0.24%

Interest rate spread	3.15%	3.40%	3.04%	3.34%

Net interest margin	3.27%	3.49%	3.16%	3.45%

Yield on earning assets	4.06%	4.52%	3.97%	4.59%

Cost of deposits	0.73%	0.87%	0.74%	0.98%

Cost of borrowings	2.27%	3.16%	2.52%	3.32%

Total cost of interest bearing liabilities	0.91%	1.12%	0.93%	1.25%

Noninterest expense to average assets	3.83%	3.64%	3.76%	3.58%

Efficiency ratio	96.17%	88.67%	94.82%	87.71%

Nonperforming assets to total assets	2.69%	4.60%	2.69%	4.60%

Non performing loans to total net loans including loans held for sale	2.53%	3.80%	2.53%	3.80%

Allowance for loan losses to total loans including loans held for sale	1.64%	2.42%	1.64%	2.42%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

	Camco Financial Corporation
	Averages for Quarters Ended
	(In thousands, except for per share data and shares outstanding)

	September 30, 2013			September 30, 2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	$ 565,448	$ 6,724	4.76%	$ 583,587	$ 7,522	5.16%
Securities (2)	102,610	194	0.76%	78,729	131	0.67%
FHLB Stock	9,888	105	4.25%	9,888	104	4.21%
Other interest bearing accounts	15,069	3	0.08%	14,605	8	0.22%
Total interest earning assets	$ 693,015	$ 7,026	4.06%	$ 686,809	$ 7,765	4.52%

Noninterest-earning assets	$ 64,827			$ 75,685
Total Average Assets	$ 757,842			$ 762,494

Interest-Bearing Liabilities:
Deposits	$ 535,153	$ 979	0.73%	$ 565,020	1,235	0.87%
Advances & Borrowings	67,873	386	2.27%	68,908	545	3.16%
Total interest-bearing liabilities	$ 603,026	$ 1,365	0.91%	$ 633,928	$ 1,780	1.12%

Noninterest-bearing sources:
Noninterest-bearing liabilities	88,406			81,527
Shareholders' equity	66,410			47,039
Total Liabilities and Shareholders' Equity	$ 757,842			$ 762,494

Net Interest margin			3.27%			3.49%

Net Interest Income & Spread		$ 5,661	3.15%		$ 5,985	3.40%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020